UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 22, 2020

SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction
of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

350 East Las Olas Boulevard Suite 1600 Fort Lauderdale, FL	33301
(Address of Principal Executive Offices)	(Zip Code)

(203) 682-8331
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.
Other Events.

Dissolution Update.

As previously reported by Swisher Hygiene Inc. (the “Company”), in a Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 1, 2019, the Company, on June 27, 2019, filed a motion with the Court of Chancery of the State of Delaware (the “Delaware Court”) seeking the Delaware Court’s approval to make an interim distribution to stockholders of not more than $10.0 million (the “Interim Distribution”).

On April 28, 2020, the Delaware Court heard oral arguments from certain purported claimants seeking to substantiate their claims, and from Honeycrest Holdings, Ltd., opposing the Company’s motion for the Interim Distribution, and from the Company in response to the foregoing. On June 12, 2020, in a Letter Opinion, the Delaware Court granted the Company’s motion for an Interim Distribution of not more than $10.0 million, set reserves for two claimants of approximately $6.9 million while the merits of their claims are being determined, and denied all remaining claims presented to it for consideration.

Pursuant to the Delaware Court’s approval of the Company’s request for an Interim Distribution of not more than $10.0 million, the Company’s Board of Directors has considered and approved a distribution of approximately US$10.0 million, calculated at the rate of US$0.5657 per share of the Company’s common stock, $.001 par value, to the Company’s stockholders of record as of June 29, 2020, payable on July 15, 2020. Further information relating to the Interim Distribution may be found on the Company’s press release dated June 22, 2020, included as Exhibit 99.1 to this Report on Form 8-K.

Item 9.01.
Financial Statements and Exhibits.

Exhibit No.
Exhibit Description

99.1
Press release, dated June 22, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWISHER HYGIENE INC.

Date: June 22, 2020	By:	/s/ Richard L. Handley
Richard L. Handley
Chairman, President and Secretary